Amended & Restated Appendix A to the
Operating Expense Limitation Agreement between
Investment Managers Series Trust on behalf of the Funds and WCM Investment Management

Fund	Operating Expense Limit	Effective
WCM Focused International Growth Fund
Institutional Class	1.25%	May 31, 2011
Investor Class	1.50%	August 31, 2011

WCM Focused Emerging Markets Fund
Institutional Class	1.40%	June 28, 2013
Investor Class	1.65%	June 28, 2013

WCM Focused Global Growth Fund
Institutional Class	1.25%	June 28, 2013
Investor Class	1.50%	June 28, 2013

Amended and approved by the Board on June 29, 2013.

Agreed and accepted this ___ day of _______, 2013.

INVESTMENT MANAGERS SERIES TRUST	WCM INVESTMENT MANAGEMENT

By:	By:
Print Name:	Print Name:
Title:	Title:

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